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Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Jupiter Programming Co. Ltd.:

        We consent to the incorporation by reference in this Registration Statement of Liberty Media International, Inc. on Form S-8 of our report dated March 23, 2004, with respect to the consolidated balance sheet of Jupiter Programming Co. Ltd. (a Japanese corporation) and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the year then ended.

                      KPMG AZSA & CO.

Tokyo, Japan
June 16, 2004

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Consent of Independent Registered Public Accounting Firm